Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2019

Company Reports 94% Increase in Fourth Quarter System Revenues

BEVERLY, Mass. — Feb. 5, 2020—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the fourth quarter and full year ended December 31, 2019.

The Company reported fourth quarter revenue of $107.7 million, compared to $69.5 million for the third quarter of 2019. Operating profit for the quarter was $13.2 million, compared to $1.9 million for the third quarter. Net income for the quarter was $9.7 million, or $0.29 per diluted share, compared to net income for the third quarter of $0.7 million, or $0.02 per diluted share. Gross margin for the quarter was 41.1%, compared to 44% in the third quarter. Cash, cash equivalents and restricted cash were $146.5 million on December 31, 2019, compared to $162.2 million on September 30, 2019.

For the full year 2019, the Company reported revenue of $343.0 million, compared with $442.6 million for the full year 2018. Systems revenue for the year was $202.6 million, compared to $280.4 million in 2018. Operating profit was $24.2 million in 2019, compared to $60 million in 2018. Net income for the year was $17 million with diluted earnings per share of $0.50. This compares to 2018 net income of $45.9 million and earnings per diluted share of $1.35.

President and CEO Mary Puma commented, “In 2019 we continued to expand the Purion installed base, growing our large and diverse group of customers in key market segments. We extended our Purion product line with the launch of four new Purion implanters specifically targeted at these segments, while maintaining tight control of operating expenses. This allowed us to remain profitable through the cycle, deliver annual gross margins of 42.0%, sustain a healthy balance sheet, and institute a share repurchase program. Exiting the year with a 94% increase in system revenues in the fourth quarter demonstrates our strong competitive position as we enter what is expected to be an extended growth period driven by 5G.”

Business Outlook

For the first quarter ending March 31, 2020, Axcelis expects revenues of approximately $115 million. Gross margin in the first quarter is expected to be around 37%, impacted by the planned closure of three evaluation systems in the quarter. First quarter operating profit is forecasted to be approximately $9.5 million. Earnings per diluted share is expected to be approximately $0.21.

News Release

Fourth Quarter and Full Year 2019 Conference Call

The Company will host a call to discuss the results for the fourth quarter and full year 2019 on Thursday, February 6, 2020 at 8:30 am ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and Conference ID: 3972885. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue:
Product	$102,304	$98,883	$319,505	$415,922
Services	5,419	6,800	23,453	26,653
Total revenue	107,723	105,683	342,958	442,575
Cost of revenue:
Product	57,627	55,023	175,732	236,446
Services	5,780	7,093	23,074	26,493
Total cost of revenue	63,407	62,116	198,806	262,939
Gross profit	44,316	43,567	144,152	179,636
Operating expenses:
Research and development	13,596	14,245	53,931	51,876
Sales and marketing	8,879	9,362	34,290	34,608
General and administrative	8,629	8,438	31,726	33,193
Total operating expenses	31,104	32,045	119,947	119,677
Income from operations	13,212	11,522	24,205	59,959
Other (expense) income:
Interest income	582	810	2,955	2,328
Interest expense	(1,306)	(1,323)	(5,155)	(5,110)
Other, net	169	(762)	(1,083)	(2,472)
Total other expense	(555)	(1,275)	(3,283)	(5,254)
Income before income taxes	12,657	10,247	20,922	54,705
Income tax provision	2,945	1,784	3,888	8,820
Net income	$9,712	$8,463	$17,034	$45,885
Net income per share:
Basic	$0.30	$0.26	$0.52	$1.42
Diluted	$0.29	$0.25	$0.50	$1.35
Shares used in computing net income per share:
Basic weighted average common shares	32,485	32,467	32,559	32,286
Diluted weighted average common shares	33,848	33,886	33,828	34,002

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$139,881	$177,993
Accounts receivable, net	83,753	78,727
Inventories, net	140,364	129,000
Prepaid expenses and other current assets	11,681	11,051
Total current assets	375,679	396,771
Property, plant and equipment, net	25,328	41,149
Operating lease assets	5,849	—
Finance lease assets, net	21,880	—
Long-term restricted cash	6,653	6,909
Deferred income taxes	68,060	71,939
Other assets	44,645	31,673
Total assets	$548,094	$548,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,341	$35,955
Accrued compensation	7,631	19,218
Warranty	2,759	4,819
Income taxes	294	462
Deferred revenue	24,601	19,513
Current portion of long-term debt	399	—
Other current liabilities	7,639	5,030
Total current liabilities	68,664	84,997
Finance lease obligation	48,149	47,757
Long-term deferred revenue	4,650	3,071
Other long-term liabilities	7,204	4,279
Total liabilities	128,667	140,104
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,585 shares issued and outstanding at December 31, 2019; 32,558 shares issued and outstanding at December 31, 2018	33	33
Additional paid-in capital	559,878	565,116
Accumulated deficit	(140,226)	(157,260)
Accumulated other comprehensive (loss) income	(258)	448
Total stockholders’ equity	419,427	408,337
Total liabilities and stockholders’ equity	$548,094	$548,441